Exhibit 5.1

3507 Kyoto Gardens Dr., Suite 320 Palm Beach Gardens, FL 33410 Tel: (561) 689-4441 Fax: (561) 659-0701 www.harriscramer.com

July 25, 2011

Options Media Group Holdings, Inc.
123 NW 13th Street, Suite 300
Boca Raton, Florida 33432
Attention: Scott Frohman, Chief Executive Officer

Re:  Form S-8

Dear Mr. Frohman:

You have advised us that Options Media Group Holdings, Inc. (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) with respect to: (i) 20,000,000 shares of common stock issued outside of the Company’s 2008 Equity Incentive Plan (the “Plan”), (ii) 3,166,667 shares of common stock issuable upon exercise of outstanding options issued outside of the Plan and (iii) 5,000,000 shares issuable upon conversion of a note (the “Convertible Note”).

In connection with the filing of this Registration Statement, you have requested us to furnish you with our opinion as to the legality of (i) such of the Company’s shares of common stock and preferred stock as are presently outstanding and (ii) such securities as shall be offered by the Company itself pursuant to the Prospectus which is part of the Registration Statement.

You have advised us that as of July 25, 2011, the Company’s authorized capital consists of (i) 1,500,000,000 shares of Common Stock, $0.001 par value, of which 776,077,280 shares are issued and outstanding and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value, of which 1,011,516 shares are issued and outstanding.  You have further advised us that the Company has received valid consideration for the issuance of these shares

After having examined the Company’s articles of incorporation, bylaws, minutes, the Convertible Note, and the financial statements incorporated by reference into the Registration Statement, we are of the opinion that the issued and outstanding shares of common stock are, fully paid and non-assessable, duly authorized and validly issued and the shares of common stock to be issued upon conversion of the Convertible Note, and exercise of the options, will, upon payment of the exercise price, be fully paid and non-assessable, duly authorized and validly issued.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Harris Cramer LLP

Harris Cramer LLP